Pricing supplement no. 1891 To prospectus dated February 19, 2016, prospectus supplement dated February 19, 2016 and product supplement no. 4a-I dated November 7, 2014	Registration Statement No. 333-199966 Dated March 24, 2016 Rule 424(b)(2)

$2,075,000
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of Apple Inc. due April 12, 2017

General

●

The notes are designed for investors who seek an unleveraged return (with an Upside Maximum Return of 15.00%) equal to any appreciation, or an unleveraged return equal to the absolute value of any depreciation (up to 18.25%), of the Reference Stock at maturity, and who anticipate that the Final Stock Price will not be less than the Initial Stock Price by more than 18.25%. Investors should be willing to forgo interest and dividend payments and, if the Final Stock Price is less than the Initial Stock Price by more than 18.25%, be willing to lose some or all of their principal.

●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
●	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Reference Stock:	The common stock, par value $0.00001 per share, of Apple Inc. (Bloomberg ticker: AAPL). We refer to Apple Inc. as “Apple.”
Contingent Buffer Amount:	18.25%
Payment at Maturity:	If the Final Stock Price is greater than the Initial Stock Price, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Stock Return, subject to the Upside Maximum Return. Accordingly, if the Final Stock Price is greater than the Initial Stock Price, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 +($1,000 × Stock Return), subject to the Upside Maximum Return

If the Final Stock Price is less than the Initial Stock Price by up to 18.25%, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Stock Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Stock Return)

Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Initial Stock Price by more than 18.25%, your maximum payment at maturity if the Stock Return is negative is $1,182.50 per $1,000 principal amount note.

If the Final Stock Price is less than the Initial Stock Price by more than 18.25%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price by more than 18.25%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Stock Return)
If the Final Stock Price is less than the Initial Stock Price by more than the Contingent Buffer Amount, you will lose more than your principal amount and may lose all of your principal amount at maturity.
Upside Maximum Return:	15.00%
Stock Return:	(Final Stock Price – Initial Stock Price) Initial Stock Price
Absolute Stock Return:	The absolute value of the Stock Return. For example, if the Stock Return is -5%, the Absolute Stock Return will equal 5%.
Initial Stock Price:	The closing price of one share of the Reference Stock on the Pricing Date, which was $105.67
Final Stock Price:	The arithmetic average of the closing prices of the Reference Stock on each of the five Ending Averaging Dates
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the closing price of the Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.
Pricing Date:	March 24, 2016
Original Issue Date (Settlement Date):	On or about March 30, 2016
Ending Averaging Dates†:	April 3, 2017, April 4, 2017, April 5, 2017, April 6, 2017 and April 7, 2017 (the “Final Ending Averaging Date”)
Maturity Date*:	April 12, 2017
CUSIP:	48128GRU6
*

Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$2,075,000	$20,750	$2,054,250
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $985.20 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

March 24, 2016

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

When you read the product supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Prospectus supplement and prospectus, each dated February 19, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of Apple Inc.	PS-1

What is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table, graph and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Stock Price of $100.00 and reflect the Upside Maximum Return of 15.00% and the Contingent Buffer Amount of 18.25%. Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Final Stock Price	Stock Return	Absolute Stock Return	Total Return
$180.00	80.00%	80.00%	15.00%
$165.00	65.00%	65.00%	15.00%
$150.00	50.00%	50.00%	15.00%
$140.00	40.00%	40.00%	15.00%
$130.00	30.00%	30.00%	15.00%
$120.00	20.00%	20.00%	15.00%
$115.00	15.00%	15.00%	15.00%
$110.00	10.00%	10.00%	10.00%
$105.00	5.00%	5.00%	5.00%
$101.00	1.00%	1.00%	1.00%
$100.00	0.00%	0.00%	0.00%
$95.00	-5.00%	5.00%	5.00%
$90.00	-10.00%	10.00%	10.00%
$81.75	-18.25%	18.25%	18.25%
$81.74	-18.26%	18.26%	-18.26%
$80.00	-20.00%	20.00%	-20.00%
$70.00	-30.00%	30.00%	-30.00%
$60.00	-40.00%	40.00%	-40.00%
$50.00	-50.00%	50.00%	-50.00%
$40.00	-60.00%	60.00%	-60.00%
$30.00	-70.00%	70.00%	-70.00%
$20.00	-80.00%	80.00%	-80.00%
$10.00	-90.00%	90.00%	-90.00%
$0.00	-100.00%	100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The closing price of the Reference Stock increases from the Initial Stock Price of 100.00 to an Final Stock Price of $105.00. Because the Final Stock Price of $105.00 is greater than the Initial Stock Price of $100.00 and the Stock Return of 5% does not exceed the Upside Maximum Return of 15.00%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The closing price of the Reference Stock decreases from the Initial Stock Price of $100.00 to an Final Stock Price of $95.00. Although the Stock Return is negative, because the Final Stock Price of $95.00 is less than the Initial Stock Price of $100.00 by not more than the Contingent Buffer Amount of 18.25% and the Absolute Stock Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 3: The closing price of the Reference Stock increases from the Initial Stock Price of $100.00 to a Final Stock Price of $130.00. Because the Final Stock Price of $130.00 is greater than the Initial Stock Price of $100.00 and the Stock Return of 30% exceeds the Upside Maximum Return of 15.00%, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount note, the maximum payment on the notes if the Stock Return is positive.

Example 4: The closing price of the Reference Stock decreases from the Initial Stock Price of $100.00 to an Final Stock Price of $60.00. Because the Stock Return is negative and the Final Stock Price of $60.00 is less than the Initial Stock Price of $100.00 by more than the Contingent Buffer Amount of 18.25%, the investor receives a payment at maturity of $600.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600.00

Example 5: The closing price of the Reference Stock decreases from the Initial Stock Price of $100.00 to an Final Stock Price of $81.75. Although the Stock Return is negative, because the Final Stock Price of $81.75 is less than the Initial Stock Price of $100.00 by not more than the Contingent Buffer Amount of 18.25% and the Absolute Stock Return is 18.25%, the investor receives a payment at maturity of $1,182.50 per $1,000 principal amount note, the maximum payment at maturity if the Stock Return is negative.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of Apple Inc.	PS-2

Selected Purchase Considerations

●

CAPPED AND UNLEVERAGED APPRECIATION POTENTIAL IF THE STOCK RETURN IS POSITIVE — The notes provide the opportunity to earn an unleveraged return equal to a positive Stock Return, up to the Upside Maximum Return of 15.00% (or a maximum payment at maturity of not less than $1,150.00) per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

●

POTENTIAL FOR UP TO A 18.25% RETURN ON THE NOTES EVEN IF THE STOCK RETURN IS NEGATIVE — If the Final Stock Price is less than the Initial Stock Price by up to the Contingent Buffer Amount of 18.25%, you will earn a positive, unleveraged return on the notes equal to the Absolute Stock Return. Under these circumstances, you will earn a positive return on the notes even though the Final Stock Price is less than the Initial Stock Price. For example, if the Stock Return is -5%, the Absolute Stock Return will equal 5%. Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Initial Stock Price by more than 18.25%, your maximum payment at maturity if the Stock Return is negative is $1,182.50 per $1,000 principal amount note.

●

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I.

●

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Reference Stock and will depend on whether, and the extent to which, the Stock Return is positive or negative. Your investment will be exposed on a leveraged basis to loss if the Final Stock Price is less than the Initial Stock Price by more than 18.25%. For every 1% that the Final Stock Price is less than the Initial Stock Price by more than 18.25%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price. Accordingly, under these circumstances, you will lose more than 18.25% of your principal amount and may lose all of your principal amount at maturity.

●

YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE UPSIDE MAXIMUM RETURN AND THE CONTINGENT BUFFER AMOUNT — If the Final Stock Price is greater than the Initial Stock Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Upside Maximum Return of 15.00%, regardless of the appreciation in the Reference Stock, which may be significant. In addition, if the Final Stock Price is less than the Initial Stock Price by up to the Contingent Buffer Amount of 18.25%, you will receive at maturity $1,000 plus an additional return equal to the Absolute Stock Return, up to 18.25%. Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Initial Stock Price by more than 18.25%, your maximum payment at maturity is $1,182.50 per $1,000 principal amount note.

●

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on

JPMorgan Structured Investments — Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of Apple Inc.	PS-3

JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with Apple, including extending loans to, or making equity investments in, Apple or providing advisory services to Apple. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Apple, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

●

THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL STOCK PRICE COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Reference Stock from the pricing date to the final Ending Averaging Date. Your ability to participate in the appreciation of the Reference Stock may be limited by the 5-day-end-of-term averaging used to calculate the Final Stock Price, especially if there is a significant increase in the closing price of the Reference Stock on the final Ending Averaging Date. Accordingly, you may not receive the benefit of the full appreciation of the Reference Stock between the pricing date and the final Ending Averaging Date.

●

JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●

JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●

JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the

JPMorgan Structured Investments — Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of Apple Inc.	PS-4

notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

●

SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price one share of the Reference Stock, including:

●	any actual or potential change in our creditworthiness or credit spreads;
●	customary bid-ask spreads for similarly sized trades;
●	secondary market credit spreads for structured debt issuances;
●	the actual and expected volatility in the price of the Reference Stock;
●	the time to maturity of the notes;
●	the dividend rate on the Reference Stock;
●	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
●	interest and yield rates in the market generally; and
●	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

●

NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

●

NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

●

SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

●

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

●

THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments — Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of Apple Inc.	PS-5

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Apple is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Apple designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock, par value $0.00001 per share, of Apple (Bloomberg ticker: AAPL), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in the accompanying product supplement no. 4a-I. Information provided to or filed with the SEC by Apple pursuant to the Exchange Act can be located by reference to SEC file number 000-10030, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common stock of Apple based on the weekly closing prices of one share of the common stock of Apple from January 7, 2011 through March 18, 2016. The closing price of one share of the common stock of Apple on March 24, 2016 was $105.67. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on any of the Ending Averaging Dates. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions

JPMorgan Structured Investments — Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of Apple Inc.	PS-6

and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments — Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of Apple Inc.	PS-7